UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 30, 2015

DEX MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-35895	13-2740040
(Commission File Number)	(IRS Employer Identification No.)

2200 West Airfield Drive, P.O. Box 619910, DFW Airport, Texas	75261
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (972) 453-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Lenders Form Ad Hoc Group

In 2013, Dex Media, Inc. (the “Company”) entered into an amended and restated loan agreement for SuperMedia Inc. (“SuperMedia”) and three amended and restated credit agreements for each of Dex Media East, Inc. (“DME”), Dex Media West, Inc. (“DMW”) and R.H. Donnelley Inc. (“RHD”) (collectively, the “senior secured credit facilities”), with named financial institutions and JPMorgan Chase Bank, N.A. as administrative agent and collateral agent under the SuperMedia, DME and DMW senior secured credit facilities, and Deutsche Bank Trust Company Americas as administrative agent and collateral agent under the RHD senior secured credit facility. Certain of the Company’s lenders have formed an Ad Hoc Group for the purposes of negotiating a possible restructuring of the Company’s senior secured credit facilities and have engaged in such negotiations with the Company. The Ad Hoc Group has retained Houlihan Lokey as the Group’s financial advisor and Milbank, Tweed, Hadley & McCloy as the Group’s legal advisor.

Company Elects Not to Make Interest Payment Due on September 30

The Company’s senior subordinated notes (the “Notes”) require interest payments, payable semi-annually on March 31 and September 30 of each year. The Notes accrue interest at 12% for cash interest payments and 14% for payments-in-kind (“PIK”) interest. PIK interest represents additional indebtedness and increases the aggregate principal amount of Notes. The Company is required to make interest payments of 50% in cash and 50% in PIK interest until maturity of the senior secured credit facilities on December 31, 2016. Payment by the Company of a partial PIK interest requires that cash interest on the Notes accrue at the rate of 7% per annum and PIK interest accrue at this 7% rate per annum, as well. For the semi-annual interest period ended March 31, 2015, the Company made an interest payment of $17,648,359.49 representing 50% in cash and 50% in PIK interest resulting in the issuance of an additional $8,824,180 of Notes. The Company has elected not to make the semi-annual payment due on September 30, 2015. Under the terms of the Indenture, dated January 29, 2010, by and between RHD and The Bank of New York Mellon, as Trustee (the “Trustee”), which governs the senior subordinated notes, it is an event of default if the Company defaults in any payment of interest when such payment becomes due and payable and such default continues for a period of 30 days. Consequently, if the Company fails to make the required interest payment on or before October 30, 2015, then the Company will be in default and, among other things, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the Notes to be immediately due and payable in the principal amount of all the Notes then outstanding, plus accrued and unpaid interest to the date of acceleration.

As of September 25, 2015, the Company had a cash bank balance of approximately $251.6 million, which provides substantial liquidity to fund its current operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2015

DEX MEDIA, INC.

/s/ Raymond R. Ferrell
Name:	Raymond R. Ferrell
Title:	Executive Vice President - General Counsel and Corporate Secretary